     As filed with the Securities and Exchange Commission on August 10, 1999

                                                      Registration No. 333-72261
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                               AMENDMENT NO. 3 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                  NEOPATH, INC.
             (Exact name of registrant as specified in its charter)

                 WASHINGTON                             91-1436093
     (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)               Identification Number)

                             8271 -- 154TH AVENUE NE
                            REDMOND, WASHINGTON 98052
                                 (425) 869-7284
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RONALD R. BROMFIELD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  NEOPATH, INC.
                            8271 --- 154TH AVENUE NE
                            REDMOND, WASHINGTON 98052
                                 (425) 869-7284
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                   Copies to:

                              MICHAEL E. STANSBURY
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, 48TH FLOOR
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888

                              ---------------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
      [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _________

     THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.




                  SUBJECT TO COMPLETION, DATED AUGUST 10, 1999


                                2,900,000 SHARES
                                  NEOPATH, INC.

                                  COMMON STOCK

                              ---------------------

Certain shareholders of NeoPath may offer for sale up to 2,900,000 shares of common stock at various times at market prices prevailing at the time of sale or at privately negotiated prices.

NeoPath will not receive any proceeds from the sale of the shares by the selling shareholders.


The common stock trades on the Nasdaq National Market under the symbol "NPTH." On August 4, 1999, the last reported sales price of the common stock on Nasdaq was $3.50 per share.


INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                              ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

                                TABLE OF CONTENTS



ABOUT NEOPATH........................................................................................................   1
         Recent events...............................................................................................   1
RISK FACTORS.........................................................................................................   3
         If AutoCyte's  stock  price  declines,  the value of the  merger  consideration  to
                  NeoPath's shareholders will decline................................................................   3
         AutoCyte  faces  risks  that may  cause  the value of the  AutoCyte  shares  you may
                  receive in the merger to decline...................................................................   4
         The information in this prospectus is  forward-looking,  and our actual results may
                  be different from our predictions..................................................................   4
         We have incurred  substantial  losses since we began doing  business,  and we expect
                  that we will continue to incur losses..............................................................   4
         We may be unable to obtain the additional capital we need to fund our operations............................   5
         Our future  financing  arrangements  may dilute the interests of our shareholders or
                  may require us to relinquish important rights......................................................   5
         Our products may not achieve market  acceptance  and without  market  acceptance our
                  revenues and business prospects will be extremely limited..........................................   6
         Our sales are  concentrated  among a relatively  small number of  customers,  and as
                  consolidation   continues  in  the  laboratory  industry,   the  number  of
                  potential customers will decrease..................................................................   6
         If  third-party  health  care  payers  restrict  reimbursement  for  use of  AutoPap
                  products, the market for our products may become extremely limited.................................   6
         If we cannot  obtain and maintain  regulatory  clearance  for our products we may be
                  unable  to  sell  any  of  our   current   and  future   products  in  some
                  jurisdictions......................................................................................   7
         Our  limited  marketing,  sales  and  service  experience  may  be  insufficient  to
                  generate and maintain future sales of our products.................................................   7
         We face risks inherent in international  transactions that could seriously  diminish
                  our international sales............................................................................   7
         Because  we have a sole  or  limited  source  of  supply  for  many  of our  product components,  disruptions  with these suppliers  could seriously  impede our
                  operations.........................................................................................   8
         We may be  unable  to  attain  or  maintain  required  compliance  with  regulations governing  manufacturing of medical diagnostic devices,  and our failure to
                  do so could prevent us from selling our products...................................................   8
         Direct  competitors  may  develop  and market  technologies  that  compete  with the
                  AutoPap  System,  and these products may reduce the  attractiveness  of our
                  products or render our products obsolete...........................................................   8
         Our products  may not be initially  compatible  with other  technologies  adopted by
                  our potential customers, which would impede our sales..............................................   9
         We face risks associated with acquisitions and mergers......................................................   9
         Our  success  depends  on a single  product  line,  which may never be a  commercial success............................................................................................  10
         Future  product  liability  claims may strain our  financial  resources and harm our business reputation................................................................................  10
         Our  patents,  trade  secrets  and  confidentiality  agreements  may not  adequately protect our proprietary technology,  rights and know-how,  which may reduce the value of the technologies upon which our business depends......................................  10
         Third-party  claims of  infringement  may strain  our  financial  resources  and may limit our ability to use the technologies on which our business depends............................  11
         Intense  competition  for the  services  of our key  personnel  could  cause them to leave NeoPath......................................................................................  11

         Our  stock  price  has been  highly  volatile,  and we  expect  this  volatility  to continue, which could result in lower stock prices for extended periods............................  12
         Our quarterly  results may fluctuate in future periods,  and these  fluctuations may cause our stock price to decline...................................................................  12
         The  Year 2000  problem may cause  disruption  of our  operations  because we cannot control  compliance  by our suppliers  and  subcontractors,  and because we have no contingency plans..........................................................................  13
FORWARD-LOOKING INFORMATION..........................................................................................  13
HOW TO OBTAIN MORE INFORMATION.......................................................................................  14
SELLING SHAREHOLDERS.................................................................................................  16
PLAN OF DISTRIBUTION.................................................................................................  17
VALIDITY OF COMMON STOCK.............................................................................................  18
EXPERTS................................................................................................................18

                                  ABOUT NEOPATH

         NeoPath develops and markets visual intelligence technology to increase accuracy in medical testing. NeoPath's initial products include two automated screening systems that integrate proprietary high-speed morphology computers, video imaging technology and sophisticated image interpretation software to capture and analyze thousands of microscopic images from a Pap smear slide for the early detection of cervical cancer.


         The FDA approved our AutoPap(R) 300 QC Automatic Pap Screener System in 1995. The AutoPap QC is a rescreening device used for quality control and rescreening of previously screened Pap smear slides. Clinical studies have shown that the AutoPap QC detects a significantly higher proportion of undetected abnormal slides than procedures typically employed by clinical laboratories to meet federal rescreening requirements. These studies were performed by independent laboratories, and NeoPath funded the studies to support FDA claims.



         The FDA approved our AutoPap(R) Primary Screening System in May 1998. The AutoPap Primary Screener uses the same hardware components as the AutoPap QC, but uses enhanced software to perform the initial screening of Pap smear slides and to classify up to 25% of such slides as requiring no further review. NeoPath also has funded clinical studies of the effectiveness of the AutoPap Screener by independent laboratories. These clinical studies have shown that the AutoPap Primary Screener provides superior sensitivity and specificity when compared to existing laboratory practice. Currently it is the only instrument approved by the FDA that allows Pap smear slides to bypass human review. We believe that this feature of the AutoPap Primary Screener provides customers with an economic incentive to adopt the technology. The AutoPap Screener provides customers with the functionality of both the AutoPap QC as well as a primary screening system; therefore, we are focusing our sales efforts on the AutoPap Screener.


         The AutoPap System refers to the AutoPap Primary Screener and the AutoPap QC together.

RECENT EVENTS.

         AGREEMENT TO MERGE WITH AUTOCYTE

         On June 4, 1999, NeoPath and AutoCyte agreed to a merger in which a wholly owned subsidiary of AutoCyte will merge with NeoPath, and NeoPath will become a wholly owned subsidiary of AutoCyte.


         On the effective date of the merger, each issued and outstanding share of NeoPath common stock will automatically convert into the right to receive
0.7903 shares of AutoCyte common stock. AutoCyte will pay cash in lieu of issuing fractional shares of AutoCyte common stock. Outstanding employee and director options and certain warrants to purchase shares of NeoPath common stock will be converted to AutoCyte options and warrants at the same exchange ratio. We expect the merger to be a tax-free reorganization and to be accounted for as a pooling of interests. The parties may terminate the merger agreement in certain circumstances.



         The shares of our stock that you purchase in this offering will be a part of the merger with AutoCyte if it is completed. NeoPath and AutoCyte must still satisfy important conditions before the merger can be completed. In particular, shareholders of both companies will need to vote to approve the transaction. We cannot guarantee that the merger will be completed, and therefore you may not receive shares of AutoCyte common stock. If the merger is not completed, you will continue to hold any shares of NeoPath common stock you purchase in the offering.

         We have not yet determined when the special meeting of shareholders will be held to vote on the proposed merger and have not yet set a record date for determining which shareholders will be entitled to vote at that meeting. You will not be able to vote the shares you may acquire in this offering if you purchase them after the record date that we establish.


         AGREEMENT TO ACQUIRE TECHNOLOGY RIGHTS


         On March 26, 1999, AutoCyte, Inc. announced an agreement to purchase certain Neuromedical, Inc. technology, including patent rights, for $4.0 million in cash and 1.4 million shares of AutoCyte common stock. On April 26, 1999, NeoPath and AutoCyte announced an agreement whereby NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. On May 18, 1999, AutoCyte announced that it had completed its acquisition of the Neuromedical technology. Subject to certain conditions, NeoPath will pay AutoCyte $2.2 million in cash and issue AutoCyte
1.2 million shares of NeoPath common stock at the later of the transaction closing date or September 1, 1999. However, we do not anticipate that this transaction will be concluded if the merger with AutoCyte is completed.


         PRIVATE EQUITY TRANSACTION


         On February 9, 1999, we completed a $14.5 million private equity transaction in which we issued 2.9 million shares of common stock to investors at a price of $5.00 per share. On February 9, 1999, the last reported sale price of the common stock on Nasdaq was $5.125. We have filed this shelf registration statement on Form S-3 to allow resale of these shares. We have agreed to use our best efforts to keep this registration statement effective for two years. The transaction agreement specified that the purchase price to the investors would be reduced by 2 percent if this registration statement were not declared effective within 120 days of the transaction closing. As a result, NeoPath recognized a liability of $290,000 as of June 30, 1999. In connection with the financing, we issued to Invemed Associates, Inc., an investment banking firm, five-year warrants to purchase 100,000 shares of common stock at an exercise price of $5.89 per share. The proceeds of the private placement have been, and will be, used to fund our operating cash requirements.


         WRITE-OFF OF PATHFINDER INTANGIBLE ASSETS

         In the quarter ended December 31, 1998, we wrote off $3.1 million of intangible assets related to our Pathfinder System product line. The write-off did not involve any cash expenditure. NeoPath acquired the Pathfinder System product line from CompuCyte Corporation in June 1997 for a total purchase price of $4.6 million, including transaction-related expenses. As a result of the purchase, we recognized $4.3 million in intangible assets that were to be amortized over five years.

         The intangible assets included the following:

                                         June 1997                     December 1998
                                     Initial Allocation           Write-Off of Remaining
                                     Of Purchase Price                Net Book Value
                                     ------------------               --------------
Patents                                   $2,000,000                    $1,400,000
Trademark                                    100,000                        70,000
Copyright                                    200,000                       140,000
Non-compete agreement                        400,000                       280,000

Goodwill                                   1,609,195                     1,194,289
                                          ----------                    ----------
         Total                            $4,309,195                    $3,084,289
                                          ==========                    ==========

         At the time of the acquisition, our financial projections indicated that PathFinder would generate significant future revenues. We based our initial PathFinder revenue projections on information available at the time, making numerous assumptions about likely domestic and international market acceptance rates, the robustness of the PathFinder technology, and the brief selling history recorded by CompuCyte. Based on these factors, we also expected significant undiscounted positive cash flows. However, actual revenues and cash flows have been significantly below our original expectations. PathFinder product sales accounted for 3 percent of total revenues in 1998, and we no longer offer the PathFinder System.

         We noted the following indications of impairment from PathFinder, in the fourth quarter of 1998:

         o continued low revenue levels and operating losses from PathFinder, despite initiatives to train sales personnel on PathFinder demonstrations and sales commission incentives;

         o a product assessment completed in the fourth quarter of 1998 that demonstrated significant technology changes would be necessary to make PathFinder commercially viable and acceptable to a broad base of laboratory customers; and

         o sales forecasts prepared in the fourth quarter of 1998 that predicted continuing product line losses and negative cash flows.

         Using our revised PathFinder sales forecast figures, we prepared a cash flow analysis and determined that future PathFinder undiscounted cash flows would likely be negative. In accordance with required accounting practices, we compared the carrying value of the PathFinder intangible assets to expected future discounted cash flows applicable to the PathFinder product and, as a result of the analysis, wrote off the entire $3.1 million remaining balance of intangible assets.



                                  RISK FACTORS



IF AUTOCYTE'S STOCK PRICE DECLINES, THE VALUE OF THE MERGER CONSIDERATION TO
         NEOPATH'S SHAREHOLDERS WILL DECLINE.


         Under the merger agreement, each share of our common stock will be converted into the right to receive 0.7903 shares of AutoCyte common stock. This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of AutoCyte common stock or our common stock. The prices of AutoCyte common stock and our common stock at the closing of the merger may vary from their respective prices on the date of this prospectus. These prices may vary because of changes in the business, operations or prospects of NeoPath or AutoCyte, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, general market and economic conditions and other factors. We urge prospective purchasers to obtain current market quotations for NeoPath common stock and AutoCyte common stock.


AUTOCYTE FACES RISKS THAT MAY CAUSE THE VALUE OF THE AUTOCYTE SHARES YOU MAY
         RECEIVE IN THE MERGER TO DECLINE.



         Upon completion of the merger with AutoCyte, our shareholders, including you if you purchase NeoPath common stock in this offering, will become AutoCyte shareholders. Alternatively, if the merger is not completed, you will continue to own shares of NeoPath common stock that you purchase in this offering. AutoCyte's business differs from our business and AutoCyte's results of operations, as well as the price of AutoCyte's common stock, may be affected by factors different from those affecting our results of operations and the price of our common stock. For example, AutoCyte is a young company and has not yet generated any significant revenue through the sale of its products. AutoCyte may never generate any significant revenue from the sale of its products. Further, AutoCyte has yet to obtain FDA approval for one of its two principal products. It may not be able to obtain necessary approvals and, therefore, may be unable to successfully market and sell its products. AutoCyte's long-term success depends on market acceptance of its principal products as an alternative to conventional pap smears. It may never achieve this market acceptance. Finally, AutoCyte plans to manufacture its products, but has limited manufacturing experience and capacity. The effects of any of these risks may cause the value of the AutoCyte shares that NeoPath shareholders may receive in the merger to decline. For a discussion of AutoCyte's businesses and certain factors to consider in connection with these businesses, see AutoCyte's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, which has been filed with the Securities and Exchange Commission, and our Annual Report on Form 10-K for the year ended December 31, 1998. A discussion of additional factors that may affect our business is set forth below.


THE INFORMATION IN THIS PROSPECTUS IS FORWARD-LOOKING, AND OUR ACTUAL
         RESULTS MAY BE DIFFERENT FROM OUR PREDICTIONS.

         This prospectus and the documents we incorporate by reference contain forward-looking statements that involve risks and uncertainties. The statements in this prospectus that are not purely historical are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. We cannot guarantee these statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the following risk factors, elsewhere in this prospectus and in the documents we have incorporated by reference. We will not update any forward-looking statements due to new information, future events or otherwise. Before investing in the common stock, you should consider carefully the following factors, as well as the information contained in the rest of this prospectus and in the documents we incorporate by reference.

WE HAVE INCURRED SUBSTANTIAL LOSSES SINCE WE BEGAN DOING BUSINESS, AND WE
         EXPECT THAT WE WILL CONTINUE TO INCUR LOSSES.


         As of June 30, 1999, our accumulated deficit was $122.4 million. We first began recognizing product revenue in 1996. For 1996, 1997, 1998 and the first six months of 1999, we incurred cumulative losses of $76.1 million on revenues of $30.9 million. Our net losses have increased each year since we began recognizing revenue. We expect continued losses in 1999 as we market the AutoPap Primary

Screener primarily under a fee-per-use strategy in the United States, continue product development initiatives and perform additional clinical studies. We cannot guarantee that our business will ever become profitable.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL WE NEED TO FUND
         OUR OPERATIONS.


         We expect negative cash flow from operations to continue at least through 1999. At June 30, 1999, NeoPath had approximately $9.9 million in cash and securities available for sale; however, we may require additional funds to produce AutoPap Systems for our fee-per-use program and cover continuing losses. We may be unable to obtain adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, when we need them, or we may be unable to find adequate funding on favorable terms, if at all. We intend to seek additional funding through private debt financing to provide additional resources to support AutoPap Primary Screener production, but we may be unable to do so. To date, we have had discussions with various potential lenders. A lender's collateral would be based primarily on AutoPap Systems placed on multi-year fee-per-use contracts. SmithKline Beecham Clinical Laboratories is our largest customer; therefore, the February 1999 announcement that Quest Diagnostics Incorporated agreed to purchase SmithKline may delay our ability to obtain debt financing.



         We estimate that our existing cash and cash equivalents will meet our capital requirements through 1999. In the year 2000, we believe our cash requirement will depend primarily on the placement rate and pricing of fee-per-use AutoPap Screeners in the United States and outright sales of AutoPap Screeners in international markets. Fee-per-use placements require us to invest in initial manufacturing costs to achieve long-term return through monthly customer payments, whereas AutoPap sales result in cash collection of the full purchase price under standard payment terms. We cannot guarantee that the assumptions underlying our estimates will prove to be accurate.






OUR FUTURE FINANCING ARRANGEMENTS MAY DILUTE THE INTERESTS OF OUR
         SHAREHOLDERS OR MAY REQUIRE US TO RELINQUISH IMPORTANT RIGHTS.

         If we raise additional funds by issuing equity securities, existing shareholders will suffer dilution of their interest in NeoPath. In addition, if we obtain additional funds through arrangements with collaborative partners, we may have to relinquish rights to certain of our technologies or potential products that we would otherwise seek to develop or commercialize ourselves.

OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE AND WITHOUT MARKET ACCEPTANCE
         OUR REVENUES AND BUSINESS PROSPECTS WILL BE EXTREMELY LIMITED.


         Our products may never be commercially successful. NeoPath's growth depends on market acceptance of the AutoPap Primary Screener by clinical laboratories, healthcare providers, third-party healthcare payers and patients. Our success also depends on customers' acceptance of our fee-per-use and sale programs. Even if our products gain market acceptance, the availability of reimbursement from third-party healthcare payers such as government and private insurance plans may limit our revenues.

OUR SALES ARE CONCENTRATED AMONG A RELATIVELY SMALL NUMBER OF CUSTOMERS, AND AS
         CONSOLIDATION CONTINUES IN THE LABORATORY INDUSTRY, THE NUMBER OF POTENTIAL CUSTOMERS WILL DECREASE.


         A significant proportion of our sales is concentrated among a relatively small number of customers, and this likely will be true for the foreseeable future. For the year ended December 31, 1998, 18% of our revenues was from SmithKline Beecham Clinical Laboratories in the United States, and 10% of our revenues was from Chang's Instrument Company Limited in Taiwan. For the six months ended June 30, 1999, 44% of our revenues was from SmithKline, 17% of our revenues was from Unilab Corporation and we had no revenues from Chang's. The loss of SmithKline and Unilab would be materially detrimental to our business.


         Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products will decrease. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers. Our market research indicates that over 35% of all U.S. Pap smears are screened by the three largest laboratories, including SmithKline, Quest Diagnostics Incorporated and Laboratory Corporation of America. Each of these companies operates multiple laboratory facilities nationwide.

         In February 1999, SmithKline and Quest announced that Quest had agreed to purchase SmithKline. The combined entity would be the largest clinical laboratory company in the world. NeoPath's national agreement with SmithKline is binding on successor organizations, and we believe that the AutoPap Primary Screeners installed under the SmithKline agreement will continue to generate revenues in accordance with the underlying agreement. However, additional AutoPap Primary Screener orders have been delayed as the two laboratories work through their combined business issues. Future negotiations with SmithKline and Quest could result in changes to the overall pricing and placement rate under the existing SmithKline agreement.

IF THIRD-PARTY HEALTH CARE PAYERS RESTRICT REIMBURSEMENT FOR USE OF AUTOPAP
         PRODUCTS, THE MARKET FOR OUR PRODUCTS MAY BECOME EXTREMELY LIMITED.

         Third-party healthcare payers in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payers may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payers may delay acceptance of an automated Pap smear screening or rescreening system that replaces or supplements current laboratory Pap smear review practices.

         Virtually all of our revenues are dependent on customers who rely on third party reimbursement. Restrictions on reimbursement may limit the price we can charge for AutoPap System screening or reduce the demand for AutoPap System screening. If these payers do not reimburse for the AutoPap System screening, or provide reimbursement significantly below the amount laboratories charge patients to perform AutoPap System screening, our product will be less attractive to our customers and potential customers and potential market and revenues will be significantly reduced. AutoPap System screening may never become widely reimbursed, and

AutoPap reimbursement may not be sufficient to permit us to generate substantial revenue. Future healthcare legislation or other changes in the administration or interpretation of government healthcare or third-party reimbursement programs may also adversely affect our business. Third-party reimbursement also may not be available for the AutoPap System under foreign reimbursement systems.


IF WE CANNOT OBTAIN AND MAINTAIN REGULATORY CLEARANCE FOR OUR PRODUCTS WE MAY BE
         UNABLE TO SELL ANY OF OUR CURRENT AND FUTURE PRODUCTS IN SOME JURISDICTIONS.


         The U.S. government extensively regulates the manufacture and sale of medical diagnostic devices for commercial use. Government agencies in certain other countries impose similar requirements. The AutoPap Primary Screener and AutoPap QC have been cleared for commercialization in the United States and in Japan, Canada, Australia, New Zealand, The Netherlands, Italy, Hong Kong, Korea, and Taiwan.


         Governmental regulatory agencies in the United States or elsewhere may not approve future commercial enhancements to the AutoPap System on a timely basis, if at all. Even if these agencies clear the enhanced products for sale, they may not confer the clinical indications we request, or the approval may contain significant limitations, such as warnings, precautions or contraindications, requests for postmarket studies, or additional regulatory requirements. Our regulatory applications may be delayed or rejected based on changes in regulatory policies or regulations. Regardless of regulatory approvals, customers may continue to have concerns about the safety and efficacy of our products. Although the FDA has inspected our manufacturing operations for compliance with FDA quality systems regulations, we remain subject to ongoing FDA quality systems regulation and inspection.



OUR LIMITED MARKETING, SALES AND SERVICE EXPERIENCE MAY BE INSUFFICIENT TO
         GENERATE AND MAINTAIN FUTURE SALES OF OUR PRODUCTS.


         We market, sell, service, and support the AutoPap System through a direct sales force in North America and through independent foreign distributors. We have limited marketing, sales and service experience, and may find it difficult to recruit and retain skilled sales, marketing, service or support personnel or foreign distributors. Our marketing and sales efforts may not be successful. We provide competitive compensation and benefits, including stock options, and a professional, challenging environment to retain key personnel.


WE FACE RISKS INHERENT IN INTERNATIONAL TRANSACTIONS THAT COULD SERIOUSLY
         DIMINISH OUR INTERNATIONAL SALES.



         We rely primarily on third-party distributors to place AutoPap Systems internationally, and we may encounter difficulties in our dealings with foreign distributors. International transactions pose a number of risks, including uncertain sales and collections due to political and economic instability. Any of these factors may significantly diminish our international sales.

BECAUSE WE HAVE A SOLE OR LIMITED SOURCE OF SUPPLY FOR MANY OF OUR PRODUCT
         COMPONENTS, DISRUPTIONS WITH THESE SUPPLIERS COULD SERIOUSLY IMPEDE OUR OPERATIONS.

         We purchase all components for the AutoPap System from outside vendors. A major component of the AutoPap System, the slide tray motion system, is supplied by a sole-source vendor, Applied Precision, Inc. In addition, AutoPap System optics are purchased sole-source from Nikon Corporation, and video cameras are purchased sole-source from Sony Electronics, Inc. Certain other components are currently purchased from single-source vendors. Components provided by additional or replacement suppliers would require some modification to be used in the AutoPap System. We would be unable to quickly establish additional or replacement sources of supply for many AutoPap System components. In addition, we may need to obtain regulatory approval to substitute certain components. We cannot be sure of obtaining the necessary approvals. If one of our vendors becomes unable to supply acceptable components in a timely manner and in the quantity required we may need to delay or halt our manufacturing process. Any delay or cessation of manufacturing could adversely affect our business.


WE MAY BE UNABLE TO ATTAIN OR MAINTAIN REQUIRED COMPLIANCE WITH REGULATIONS
         GOVERNING MANUFACTURING OF MEDICAL DIAGNOSTIC DEVICES, AND OUR FAILURE TO DO SO COULD PREVENT US FROM SELLING OUR PRODUCTS.


         Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product or to stop placing our products in service or selling our products. Similar results could occur if we violate foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.


DIRECT COMPETITORS MAY DEVELOP AND MARKET TECHNOLOGIES THAT COMPETE WITH THE
         AUTOPAP SYSTEM, AND THESE PRODUCTS MAY REDUCE THE ATTRACTIVENESS OF OUR PRODUCTS OR RENDER OUR PRODUCTS OBSOLETE.



         Competition in the medical device industry is intense. Our competitors may develop new technologies and products that prove to be more effective than the AutoPap System in important ways. Furthermore, other companies may purchase or develop technologies that compete with the AutoPap System or render it obsolete. These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our product sales.


         We believe that the AutoPap System must remain competitive in accuracy and effectiveness, cost, including both charges by us to the laboratory and the laboratory's labor and overhead costs, convenience, perception among influential cytopathologists and laboratories, and processing speed and reliability. The AutoPap System competes with existing manual methods of screening Pap smears and with semi-automated systems. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. The AutoPap System must demonstrate accuracy and cost effectiveness that equals or exceeds manual review of Pap smears and the technology that may be offered by our competitors. We cannot guarantee that the AutoPap System will be competitive in any of these areas.

         We are aware of two potential direct competitors:

         o AutoCyte, Inc., which is developing a semi-automated system to prepare and analyze liquid-based Pap smears, a potential alternative to conventional Pap smears; and


         o Morphometrix Technologies Inc., which is developing an automated system to analyze liquid-based Pap smears


         Neuromedical Systems, Inc., had obtained regulatory approval for a semi-automated system that rescreens conventional Pap smears and was developing a semi-automated primary screener. On March 26, 1999, Neuromedical announced that it had filed a voluntary Chapter 11 petition for bankruptcy.


OUR PRODUCTS MAY NOT BE INITIALLY COMPATIBLE WITH OTHER TECHNOLOGIES ADOPTED BY
         OUR POTENTIAL CUSTOMERS, WHICH WOULD IMPEDE OUR SALES.


         We face indirect competition from companies that manufacture liquid-based or monolayer slide preparation systems and devices that automate various aspects of cytology. On June 18, 1999, AutoCyte announced that it had received FDA approval for its PREP System, which is a liquid-based preparation system. In addition, Cytyc Corporation is approved to market its ThinPrep System that prepares slides for cervical cancer screening using a liquid-based sampling and preparation technique as a replacement for the conventional Pap smear method. Because the AutoPap System is not currently approved to process AutoCyte's PREP or Cytyc's ThinPrep Pap smear, laboratories that choose to use PREP or ThinPrep are not currently able to fully adopt the AutoPap System.

WE FACE RISKS ASSOCIATED WITH ACQUISITIONS AND MERGERS.

         We may not be successful in integrating the technology rights or operations from acquisitions and mergers, including NeoPath's pending merger with AutoCyte. In June 1997, NeoPath acquired the Pathfinder System product line, for which the resulting intangible assets were written off in the fourth quarter of 1998. On April 26, 1999, NeoPath and AutoCyte announced an agreement whereby NeoPath may acquire an undivided interest in the intellectual property estate of Neuromedical that AutoCyte had agreed to acquire. We have limited experience with completing and integrating acquisitions. Our business may include growth by acquisition.


         The AutoCyte transaction and future acquisitions present many risks and uncertainties generally associated with acquisitions: For example, acquisitions may divert management's attention from day-to-day operations or disrupt our ongoing business and operations. This could, among other things, impair our reputation and our relationships with customers and employees and potentially cause the loss of our own key employees and customers or those of an acquired company. Acquisitions may have a negative impact on earnings, as a result of large one-time write-offs or amortization expenses related to goodwill and other intangible assets. Acquisitions may require us to issue of equity securities that may dilute your interest in our company, or cause us to take on additional debt. We have not yet demonstrated our ability to meet these challenges.


OUR SUCCESS DEPENDS ON A SINGLE PRODUCT LINE, WHICH MAY NEVER BE A COMMERCIAL
         SUCCESS.

         To date, we have concentrated on development of the AutoPap System. We have performed only limited research on other applications of our core technology. Accordingly, our success will depend primarily on the successful development and marketing of the AutoPap System to generate revenues. The AutoPap System may never be a commercial success.


FUTURE PRODUCT LIABILITY CLAIMS MAY STRAIN OUR FINANCIAL RESOURCES AND HARM OUR
         BUSINESS REPUTATION.



         The commercial screening of Pap smears has generated significant malpractice litigation. As a result, we face product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it will become increasingly difficult for us to obtain and maintain reasonable product liability coverage. Our current product liability coverage is limited to $25 million. Substantial increases in insurance premium costs often make coverage economically impractical. We may not be able to obtain adequate product liability insurance at a reasonable cost. Thus, product liability claims may strain our financial resources and harm our business reputation.



OUR PATENTS, TRADE SECRETS AND CONFIDENTIALITY AGREEMENTS MAY NOT ADEQUATELY
         PROTECT OUR PROPRIETARY TECHNOLOGY, RIGHTS AND KNOW-HOW, WHICH MAY REDUCE THE VALUE OF THE TECHNOLOGIES UPON WHICH OUR BUSINESS DEPENDS.



         We rely on a combination of patents, trade secrets and confidentiality agreements to protect our proprietary technology, rights and know-how. We hold 7 foreign patents, 58 U.S. patents (issued or allowed), and have 22 additional U.S. patents pending. NeoPath's patents expire in 2012---2018. Pending patent applications may not ultimately issue as patents or, if patents do issue, may not be sufficiently broad to protect our proprietary rights. Competitors may challenge or circumvent our patents or pending applications. Our patents may never provide us with any competitive advantages. We pursue selected international patents only in key markets. In certain foreign countries, protection of our patent and other intellectual property may be unavailable or very limited. Given our focused strategy internationally, we have not experienced significant inability to obtain sought-after intellectual property. However, such protection may be unavailable or very limited in future markets that we have not yet targeted. Our confidentiality agreements with employees and other parties may not protect the confidentiality of our trade secrets and proprietary information or provide meaningful protection for our confidential information. In addition, our competitors could independently develop our trade secrets or proprietary information.

THIRD-PARTY CLAIMS OF INFRINGEMENT MAY STRAIN OUR FINANCIAL RESOURCES AND MAY
         LIMIT OUR ABILITY TO USE THE TECHNOLOGIES ON WHICH OUR BUSINESS
         DEPENDS.



         Our business is based on highly complex visual intelligence technology. We may face third party claims of infringement with regard to our products and technology. Defending these claims may strain our financial resources, and the resolution of these claims may limit our ability to use the technologies on which our business depends.



         For example, on July 15, 1996, Neuromedical filed a lawsuit against NeoPath, Inc. in the United States District Court for the Southern District of New York. The complaint alleged patent infringement, unfair competition, false advertising, and related claims and requested monetary damages and injunctive relief. On September 5, 1996, we filed our answer and counter claims. In May 1998, a judge in the United States District Court for the Southern District of New York denied Neuromedical's motion for a preliminary injunction against us. The parties agreed to dismiss their claims and counterclaims on all but the patent issues, and Neuromedical accordingly served an amended complaint on July 27, 1998 asserting only patent infringement claims. Virtually all of our domestic revenues, which represented 81% of total revenues in 1998, are derived from products that incorporate technology covered by this patent. We believe NeoPath has a strong position in this action, and we will defend against these claims vigorously. On March 26, 1999, Neuromedical announced that it had filed a voluntary chapter 11 petition for bankruptcy. On April 6, 1999, the court removed the case from its active docket pending further developments in Neuromedical's bankruptcy proceedings.


         On March 31, 1997, NeoPath filed a patent infringement lawsuit against Neuromedical in the United States District Court for the Western District of Washington. Our complaint alleges patent infringement and seeks permanent injunctions against Neuromedical. In March and April 1998 this lawsuit was amended, and NeoPath filed an additional related patent lawsuit against Neuromedical. Neuromedical filed a motion for summary judgment, which the court denied in April 1998. In October 1998, Neuromedical filed another motion for summary judgment that the court denied. By court order on March 30, 1999, proceedings have been stayed pending resolution of Neuromedical's bankruptcy proceedings. Furthermore, the court ordered that these cases be removed from the court's active caseload.

         Our intellectual property acquisition agreement with AutoCyte provides that the patent infringement litigation between NeoPath and Neuromedical will be terminated, but our agreement with AutoCyte is subject to several conditions that are beyond our control. Therefore, we cannot predict the outcome of this patent litigation. An unfavorable resolution of any of these issues could materially adversely affect our business.


INTENSE COMPETITION FOR THE SERVICES OF OUR KEY PERSONNEL COULD CAUSE THEM TO
         LEAVE NEOPATH.


         We depend heavily on the principal members of our management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract additional qualified employees. Competition for highly skilled scientific and management personnel is intense, particularly in the Western Washington region, where such resources are scarce relative to the needs of a growing high technology business sector. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business. We do not carry key person life insurance on our executives or other key personnel.

OUR STOCK PRICE HAS BEEN HIGHLY VOLATILE, AND WE EXPECT THIS VOLATILITY TO
         CONTINUE, WHICH COULD RESULT IN LOWER STOCK PRICES FOR
         EXTENDED PERIODS.


         The market price of our common stock has been, and may continue to be, highly volatile. Our stock trades on the Nasdaq National Market. Since the beginning of 1998, our stock has traded as high as $18.19 and as low as $3.00 per share. In addition to changes in general market and economic conditions, any of the factors addressed in this Risk Factors section may significantly influence the future price of the common stock you purchase in this offering. The market price of our common stock could fall, and our stock price may remain low for extended periods.


OUR QUARTERLY RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AND THESE FLUCTUATIONS
         MAY CAUSE OUR STOCK PRICE TO DECLINE.

         We expect our operating results to fluctuate significantly from quarter to quarter in the future. These fluctuations may cause our results to be below analysts' and investors' expectations, causing the market price of our common stock to decline.


         For instance, our revenues for the quarter ended March 31, 1999 were $2.0 million, compared to revenues of $3.6 million in the quarter ended March 31, 1998. Revenues in the quarter ended March 31, 1999 were lower than in the quarter ended March 31, 1998 due to a 100% decrease in AutoPap product sales. Revenues in the first quarter of 1999 consisted of fee-per-use billings and AutoPap service fees, whereas revenues in the first quarter of 1998 consisted of $1.1 million in fee-per-use and AutoPap service fees, $2.4 million in AutoPap product sales, and $0.1 million in Pathfinder product sales. NeoPath's international AutoPap placements have generally been product sales. The 100% decrease in AutoPap product sales between the quarters was primarily caused by the fact that we had no international product placements in the first quarter of 1999. In addition, the decrease is due to our shift from outright product sales to fee-per-use contracts for AutoPap placements in the U.S. AutoPap product sales may generate significant revenues in future quarters, but we cannot predict product sale revenues, which may not be realized. Quarterly net losses have ranged from $8.1 million in the quarter ended December 31, 1998 to $3.5 million in the quarter ended June 30, 1998.

         A number of factors have caused and may continue to cause these fluctuations. For instance, fee-per-use contracts result in lower short-term revenues than AutoPap product sales. Total revenues will be lower in quarters in which there are few or no AutoPap product sales compared to quarters with greater number of AutoPap product sales. Thus the timing and mix of fee-per-use and sale revenues may cause substantial fluctuations in our total revenues from quarter to quarter. Though we expect recurring fee-per-use revenues to grow, AutoPap product sale patterns may continue to cause significant fluctuations in revenues. Delays in the timing of medical reimbursement approvals may cause revenues to decline in particular periods. Similarly, if our competitors introduce new products we may experience unexpected delays in AutoPap placements. For any of these reasons, our revenues may fall short of our projections or analysts' expectations in particular periods.

         In addition, our quarterly results may fluctuate significantly due to the timing of our expenditures. We may need to spend relatively large sums in a particular quarter to pay for clinical studies and regulatory submissions or to fund research and development projects. In most cases, these expenditures will not be immediately offset by increased revenues from the products supported by these expenditures. Our results in quarters in which we make such expenditures may not compare favorably to our results in other quarters.

THE YEAR 2000 PROBLEM MAY CAUSE DISRUPTION OF OUR OPERATIONS BECAUSE WE CANNOT
         CONTROL COMPLIANCE BY OUR SUPPLIERS AND SUBCONTRACTORS, AND BECAUSE WE HAVE NO CONTINGENCY PLANS.

         We need to modify or replace certain portions of our internal systems and product software and certain hardware so that those systems will properly recognize dates beyond December 31, 1999. However, we have identified no significant Year 2000 issues that cannot be resolved through software or hardware upgrades that are currently available or expected to be available soon. We are using our existing internal resources to reprogram or replace noncompliant internal systems and product hardware and software. However, if such modifications and replacements are not made, or are not completed in a timely manner, the Year 2000 issue could result in system errors or failures and could significantly disrupt Neopath's and its customers' operations.

         We have asked our significant suppliers and subcontractors about their Year 2000 compliance status. To date, we are not aware of any external agent with Year 2000 problems that would materially affect our results of operations, liquidity, or capital resources. However, we have no means of ensuring that these agents will be Year 2000 ready. If our suppliers and subcontractors do not complete their Year 2000 resolution process in a timely fashion we could face significant business interruptions that could harm our business. We cannot accurately predict the effect of non-compliance by external agents.

         The Company currently has no contingency plans in place in the event it does not complete all phases of the Year 2000 program, including the possibility that its external agents are not Year 2000 ready. If we or others do not make necessary modifications and conversions, or do not complete them on time, the Year 2000 Issue could disrupt NeoPath's operations and materially affect its business, financial condition, and results of operations.


                           FORWARD-LOOKING INFORMATION

         This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this Prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.


                         HOW TO OBTAIN MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         1. NeoPath's Annual Report on Form 10-K for the year ended December 31, 1998;


         2. NeoPath's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;


         3. NeoPath's Report on Form 8-K filed June 23, 1999;

         4. The description of the common stock in NeoPath's Registration Statement on Form 8-A effective as of November 30, 1994, including any amendment or report filed to update the description; and

         5. All other documents filed by NeoPath pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         You may obtain copies of these documents, without exhibits, free of charge by contacting NeoPath's corporate secretary at our principal offices, which are located at 8271 - 154th Avenue NE, Redmond, Washington 98052, telephone number (425) 869-7284. You may visit our website at www.neopath.com.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


         AutoCyte also files reports, proxy statement and other information with the Commission. We encourage you to learn more about AutoCyte by reading these documents. You may read any document AutoCyte files at the

SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read their filings at the SEC's web site at http://www.sec.gov.

                              SELLING SHAREHOLDERS

         The following table presents information regarding the selling shareholders and the number of shares they may offer by this prospectus.

                                                                                           SHARES BENEFICIALLY OWNED
                                                                  SHARES THAT MAY BE SOLD         AFTER OFFERING
                                                                 ------------------------- --------------------------
                                                    SHARES
                                                BENEFICIALLY                 PERCENTAGE OF              PERCENTAGE OF
                                                 OWNED PRIOR                 COMMON STOCK               COMMON STOCK
            NAME OF SHAREHOLDER                  TO OFFERING       AMOUNT    OUTSTANDING     AMOUNT     OUTSTANDING
            -------------------                 ------------     ---------   ------------- ---------    -------------
The Kaufmann Fund, Inc.                           2,071,000      1,821,000       10.5%       250,000        1.4%

Capital  Research and Management  Company on      1,121,400        500,000        2.9%       621,400        3.6%
behalf of SmallCap World Fund, Inc.

The Jenifer Altman Foundation                        21,000          7,000           *        14,000           *

Alza Corporation Retirement Plan                     21,000          6,000           *        15,000           *

Dean Witter Foundation                               21,000          6,000           *        15,000           *

The Ferris Hamilton Family Trust                     15,000          5,000           *        10,000           *

John J. & Catherine H. Kayola                         4,000          4,000           *            --           *

Arthur D. Little Employee Investment Plan           160,000         60,000           *       100,000           *

The Magee/Bernhard LLC                               43,000         18,000           *        25,000           *

The Meehan Investment Partnership I, L.P.            16,000          4,000           *        12,000           *

Margaret M. Legacy                                   21,000          6,000           *        15,000           *

NFIB Employee Pension Trust                          32,000         12,000           *        20,000           *

NFIB Corporate Account                               28,000         15,000           *        13,000           *

Norwalk Employees' Pension Plan                      72,000         12,000           *        60,000           *

Public Employee Retirement System of Idaho          270,000        120,000           *       150,000           *

Roanoke College                                      26,000          6,000           *        20,000           *

The A & JS Family LLC                                27,000         11,000           *        16,000           *

City of Stamford Firemen's Pension Fund              53,000         18,000           *        35,000           *

State of Oregon PERS/ZCG                            840,000        240,000        1.4%       600,000        3.5%

Van Loben Sels Foundation                            21,000          5,000           *        16,000           *

The A & SW Family LLC                                27,700         12,000           *        15,700           *

Wells Family LLC                                     31,000          6,000           *        25,000           *

Wolfson Investment Partners LP                       26,000          6,000           *        20,000           *
                                                  ---------      ---------       -----     ---------       -----
                                                  4,968,100      2,900,000       16.7%     2,068,100       11.9%


-----------
*  Less than 1%

         None of the selling shareholders has had any material relationship with NeoPath or its affiliates within the past three years. The selling shareholders purchased all of the shares from NeoPath in a private transaction on February 9, 1999. All of the shares were "restricted securities" under the Securities Act prior to this registration.

         The selling shareholders have represented to us that they purchased the shares for their own account for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. NeoPath agreed with the selling shareholders to file the registration statement to register the resale of the shares. NeoPath agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) February 9, 2001 and (2) the date on which the selling shareholders have sold all the shares.


                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders and their successors (including donees and pledgees, who may sell shares they receive from the selling shareholders after the date of this prospectus). The selling shareholders or their successors may sell all of the shares from time to time in transactions in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions or through writing options on the shares. They may sell the shares at fixed prices that may change, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The selling shareholders may sell the shares to or through broker-dealers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers.

         The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers and that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

         NeoPath will not receive any proceeds from the sale of the shares by the selling shareholders. NeoPath may suspend use of this prospectus under certain circumstances.

         The selling shareholders and broker-dealers who assist in the sale of the shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M of the Exchange Act may restrict their sales in the market.

         NeoPath will pay all expenses, other than selling commissions and fees and stock transfer taxes, of the registration and sale of the shares. NeoPath also has agreed to indemnify the selling shareholders and broker-dealers who assist in the sale of the shares against certain liabilities, including liabilities under the Securities Act. The selling shareholders may indemnify any agent, dealer or broker-dealer that assists them in selling the shares against certain liabilities, including liabilities arising under the Securities Act.

         We cannot guarantee that the selling shareholders will sell any or all of the shares.

                            VALIDITY OF COMMON STOCK

         Perkins Coie LLP, Seattle, Washington, will provide NeoPath with an opinion as to legal matters in connection with the common stock offered by this prospectus.


                                     EXPERTS

         The financial statements of NeoPath, Inc. incorporated by reference in NeoPath, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================


     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF NEOPATH MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.


                              --------------------

















================================================================================













================================================================================






                                2,900,000 SHARES



                                  NEOPATH, INC.

                                  COMMON STOCK






                                 --------------

                                   PROSPECTUS

                                 --------------


















                                AUGUST ____, 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.


         SEC registration fee.........................................  $  4,233
         Nasdaq National Market listing fee...........................    17,500
         Legal fees and expenses......................................    35,000
         Accounting fees and expenses.................................    25,000
                                                                        --------
              Total...................................................  $ 81,733
                                                                        ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

         The Registrant also has entered into indemnification agreements under which it has agreed, among other things, to indemnify its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS

         5.1* Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Common Stock

         23.1       Consent of Ernst & Young LLP, Independent Auditors

         23.2*      Consent of Perkins Coie LLP (contained in Exhibit 5.1)

         24.1*      Power of Attorney

         --------------

         *          Filed previously on February 12, 1999 (File No. 333-72261).

ITEM 17.  UNDERTAKINGS

         A. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         D. The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Redmond, State of Washington, on the 10th day of August, 1999.




                                  NeoPath, Inc.



                                  /s/ ROBERT C. BATEMAN
                                  ----------------------------------------------
                                  By: Robert C. Bateman
                                       Vice President, Finance, Chief Financial
                                       Officer, Treasurer and Secretary




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of August, 1999.



                       SIGNATURE                                                 TITLE
                       ---------                                                 -----

                /s/ RONALD R. BROMFIELD                   President, Chief Executive Officer, and Director
--------------------------------------------------------  (Principal Executive Officer)
                  Ronald R. Bromfield


                           *                              Chairman of the Board
--------------------------------------------------------
                     Alan C. Nelson


                 /s/ ROBERT C. BATEMAN                    Vice President, Finance, Chief Financial Officer,
--------------------------------------------------------  Treasurer and Secretary (Principal Financial and
                   Robert C. Bateman                      Accounting Officer)


                           *                              Director
--------------------------------------------------------
                  Thomas A. Bonfiglio


                           *                              Director
--------------------------------------------------------
                   Cristina H. Kepner


                           *                              Director
--------------------------------------------------------
                     Walter L. Robb


                           *                              Director
--------------------------------------------------------
                    William L. Scott

                           *                              Director
--------------------------------------------------------
                   David A. Thompson


              * By: /s/ ROBERT C. BATEMAN                 Attorney-In-Fact
--------------------------------------------------------
                   Robert C. Bateman

                                  EXHIBIT INDEX


EXHIBIT
NUMBER
-------
  5.1*      Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the Common Stock

 23.1       Consent of Ernst & Young LLP, Independent Auditors

 23.2*      Consent of Perkins Coie LLP (contained in Exhibit 5.1)

 24.1*      Power of Attorney

 ---------------

 *          Filed previously on February 12, 1999 (File No. 333-72261).